Filed pursuant to Rule 424(b)(3)
SEC File No. 333-177740

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement Dated August 28, 2012

PROSPECTUS SUPPLEMENT

(To prospectus dated November 10, 2011)

U.S.$

Province of Manitoba

(Canada)

            % Global Debentures Series             due

The Province will pay interest on the debentures semiannually in arrears on              and              of each year, beginning on             , 2013. The Province may not redeem the debentures prior to maturity.

The Province is offering the debentures for sale in the United States and elsewhere where offers and sales of the debentures are permitted. The Province has undertaken to the underwriters to use all reasonable efforts to have the debentures admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange, which is a “regulated market” for purposes of the Markets in Financial Instruments Directive (2004/39/EC), as soon as possible after the closing of the issue. The Province cannot guarantee that these applications will be approved and settlement of the debentures is not conditional on obtaining the listing.

	Per Debenture		Total
Public offering price(1)		%	U.S.$
Underwriting discount		%	U.S.$
Proceeds, before expenses, to the Province		%	U.S.$

(1)	Plus accrued interest from September , 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The debentures will be ready for delivery in book-entry form only through The Depository Trust Company, CDS Clearing and Depository Services Inc., Euroclear or Clearstream, Luxembourg, as the case may be, on or about September     , 2012.

CIBC	HSBC	National Bank of Canada Financial	Scotiabank

The date of this prospectus supplement is August     , 2012.

Prospectus Supplement

Prospectus

Please note that in this prospectus supplement, all references to the “European Economic Area”, or “EEA”, are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

NOTICE REGARDING OFFERS IN THE EEA

If and to the extent that this prospectus supplement is communicated in, or the offer of the debentures to which it relates is made in, any EEA Member State that has implemented the Prospectus Directive as defined below (a “Relevant Member State”), this prospectus supplement and the offer are only addressed to and directed at persons in that Relevant Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Relevant Member State.

This prospectus supplement has been prepared on the basis that any offers of debentures in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the debentures. Accordingly, any person making or intending to make any offer in that Relevant Member State of the debentures which are the subject of the placement referred to in this prospectus supplement must only do so in circumstances in which no obligation arises for the Province or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Province nor the underwriters have authorized, nor do they authorize, the making of any offer of the debentures in circumstances in which an obligation arises for the Province or the underwriters to publish a prospectus supplement or prospectus for such offer.

In this prospectus supplement, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measures in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and the accompanying prospectus is not a prospectus under the Prospectus Directive but an advertisement as defined in the Prospectus Directive and investors in the EEA should not subscribe for or purchase debentures once admitted to trading on the London Stock Exchange plc’s regulated market except on the basis of information in the Listing Prospectus (as defined below). While a prospectus under the Prospectus Directive is not required for the offer of the debentures noted in the three preceding paragraphs, the Province intends to make all reasonable efforts to file a single prospectus (the “Listing Prospectus”) pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 as amended for the purpose of having the debentures admitted to trading on the London Stock Exchange plc’s regulated market as soon as possible after closing of this issue. Once approved, the Listing Prospectus will be published in accordance with the Prospectus Directive and investors will be able to view the Listing Prospectus on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html under “Manitoba (Province of)” and the headline “Publication of Prospectus” and will be available for inspection during normal business hours at the office of Citibank, N.A., 21st Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, and copies can be obtained without charge from the office of the Department of Finance, Treasury Division, Province of Manitoba, Legislative Building, Winnipeg, Manitoba, Canada R3C 0V8.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The debentures are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such debentures will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the debentures,              (or persons acting on its behalf) may over-allot debentures or effect transactions with a view to supporting the market price of the debentures at a level higher than that which might otherwise prevail. However, there is no assurance that              (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the debentures is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the debentures and 60 days after the date of the allotment of the debentures. Any stabilization action or over allotment must be conducted by              (or persons acting on its behalf) in accordance with all applicable laws and rules.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement together with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. The Province has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement and the information contained in the accompanying prospectus is accurate only as of the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of the debentures.

The Province is offering to sell the debentures and seeking offers to buy the debentures only in jurisdictions where offers and sales are permitted.

The debentures described in this prospectus supplement and the accompanying prospectus constitute a separate issue of debt securities of the Province. The debt securities of which the debentures form a part were registered under Registration Statement No. 333-177740 in accordance with the U.S. Securities Act of 1933.

The Province is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the debentures. The Province confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects as of their respective dates and is not misleading;

•	it has not omitted other facts which, because of their omission, make this prospectus supplement and the accompanying prospectus as a whole misleading as of their respective dates; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. Statements that are not historical facts, including statements about the Province’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Province undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. The Province cautions you that actual results could differ materially from those suggested in any forward-looking statement.

SUMMARY

This summary must be read as an introduction to this prospectus supplement and the accompanying prospectus and any decision to invest in the debentures should be based on a consideration of this prospectus supplement and the accompanying prospectus as a whole, including the documents incorporated by reference.

Essential Characteristics of the Issuer

General Information

The Province of Manitoba is located in the center of Canada, north of the States of Minnesota and North Dakota. It is the most easterly of the three Provinces of Manitoba, Saskatchewan and Alberta, which together constitute the Prairie Region of Canada. Manitoba is bounded on the east by the Province of Ontario, on the north by Hudson Bay and the Territory of Nunavut, and on the west by the Province of Saskatchewan. The Province has 400 miles of northern coastline bordering on Hudson Bay. The only seaport in the Prairie Region is located at Churchill on Hudson Bay.

Of Manitoba’s total area of 251,000 square miles, 39,000 square miles are lakes and rivers and 163,000 square miles are lands owned by the Province. Cultivated land comprises 30,000 square miles in the southern part of the Province. The northern part of the Province, which is part of the Canadian Shield, is composed largely of timberlands and extensive areas of mineralized rock structure.

The estimated population of Manitoba on July 1, 2011 was 1,250,574 (an increase of 1.3% over the prior year) of whom an estimated 762,800 lived in the Winnipeg Census Metropolitan Area. Winnipeg, the capital of the Province, has a diversified economic base with significant activity in a variety of manufacturing and service sectors. The city is also a major rail, truck and air transportation hub by virtue of its geographical position in the center of the continent.

The second largest city in the Province is Brandon, with an estimated population of 48,449. Brandon, in western Manitoba, is a major supply center for the agriculture industry, as well as an agriculture-related manufacturing center.

Constitutional Framework

Canada consists of a federation of provinces and Federal territories. A constitutional division of powers between the Federal and provincial governments was established by the British North America Act, 1867, an Act of the Parliament of the United Kingdom. By later enactments, including the Constitution Act, 1982, the power to amend the Constitution of Canada (the “Constitution”) was transferred to Canada.

Under the Constitution, the Provinces are assigned jurisdiction over health care, education, municipal institutions, property and civil rights, natural resources and other matters of purely provincial or local concern. Each Province has exclusive jurisdiction over the borrowing of money on the sole credit of that Province. The Parliament of Canada has jurisdiction over all areas not assigned exclusively to the provincial legislatures, including such matters as aboriginal persons, the federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, foreign affairs, postal services, interprovincial transportation and communications undertakings.

Various Constitutional issues have been under discussion in Canada for a number of years. On August 20, 1998, in response to a reference from the Federal Government, the Supreme Court of Canada ruled that under the Constitution of Canada and international law, Quebec may not secede unilaterally from Canada, but that if the people of Quebec voted to secede by a clear majority vote on a clear question, the other Provinces and the Federal Government would be obliged to enter negotiations with Quebec with respect to secession, such negotiations to be guided by constitutional principles, including federalism, democracy, constitutionalism and the rule of law, and the protection of minorities.

Provincial Government

The Provincial Government has general responsibility for the administration of all governmental activities and functions within Manitoba, other than those which are under the jurisdiction of the Federal Government. It carries out certain of these responsibilities through Provincial agencies, boards, commissions and Crown organizations. Certain other responsibilities have been delegated to municipalities and semi-autonomous bodies such as school boards and regional health authorities.

The executive power in the Province of Manitoba is vested in the Lieutenant Governor acting on the advice of the Executive Council, which is responsible to the Legislative Assembly. The Lieutenant Governor is appointed by the Governor General of Canada in Council.

The Executive Council, which includes the Premier and Ministers of Departments of the Provincial Government, is appointed by the Lieutenant Governor usually on the nomination of the leader of the party with the largest number of members in the Legislative Assembly. Members of the Executive Council are usually members of the Legislative Assembly.

The Legislative Assembly has 57 members who are elected for a term of four years subject to earlier dissolution of the Assembly by the Lieutenant Governor, usually on the recommendation of the Executive Council. In the latest general election of members of the Legislative Assembly, held on October 4, 2011, the New Democratic Party was elected to a majority of seats. The next election must take place no later than October 6, 2015.

Economy

	Year Ended December 31,					Compound Annual Growth Rate 2007- 2011
	2007	2008	2009	2010	2011
	(In millions of dollars unless otherwise indicated)
Nominal Gross Domestic Product	$48,902	$51,676	$51,554	$54,275	$56,947	3.9%
Change in Real Gross Domestic Product Manitoba	2.8%	4.0%	-0.5%	2.3%	2.2%	2.0%
Canada	2.2	0.7	-2.8	3.2	2.5	0.9%
Manufacturing Shipments	$16,179	$16,373	$14,653	$14,422	$15,316	-1.4%
Farm Cash Receipts	$4,363	$4,829	$4,848	$4,852	$4,889	2.9%
Capital Investment	$8,903	$10,008	$9,694	$11,218	$11,385	6.3%
Personal Income	$38,178	$40,517	$41,213	$42,422	$44,022	3.6%
Population at July 1 (in thousands)	1,194	1,206	1,219	1,235	1,251	1.2%
Average Unemployment Rate	4.4%	4.2%	5.2%	5.4%	5.4%	—
Change in Consumer Price Index (Manitoba)	2.0	2.3	0.6	0.8	3.0	—
Average exchange rate (C$ per U.S.$)	1.0748	1.0660	1.1420	1.0299	0.9891	—

Revenue and Expenses of the Government Reporting Entity

	Year Ended March 31,
	2008	2009	2010	2011	2012 Forecast(1)
	($ millions)
Total Revenue	12,496	12,765	12,648	13,205	13,809
Total Expenses	(11,938)	(12,314)	(12,848)	(13,503)	(14,929)

Summary Net Income (Loss)	558	451	(200)	(298)	(1,120)

Net Direct Funded and Guaranteed Borrowings

	As of March 31,
	2008	2009	2010	2011	2012 Forecast(1)
	(In millions of dollars)
Consisting of
Net Direct Funded Borrowings	$17,754	$19,084	$20,821	$22,730	$25,723
Net Provincial Guaranteed Borrowings	350	326	255	165	254

	$18,104	$19,410	$21,076	$22,895	$25,977

Issued for
General Government Programs(2)	$9,116	$9,661	$10,854	$11,826	$13,893
Self-Sustaining Purposes	8,896	9,671	10,157	11,018	12,043
Loans Payable to the Government of Canada and Government Business Enterprises(3)	92	78	65	51	41

	$18,104	$19,410	$21,075	$22,895	$25,977

General Government Programs Borrowings as a Percentage of Nominal Gross Domestic Product	18.6%	18.7%	21.1%	21.8%	24.4%

(1)	Figures presented in this column represent estimates for the fiscal year ended March 31, 2012 set forth in the budget presented on April 17, 2012.
(2)	Total borrowings issued for Government General Programs include borrowings for Capital Assets, Teacher’s Retirement Allowance Fund and Civil Service Superannuation Fund.
(3)

Canadian generally accepted accounting principles (GAAP) for senior Governments as recommended by the Canadian Institute of Chartered Accountants require certain amounts owing to the Federal Government and Government Business Enterprises be recorded as loans payable.

Essential Characteristics of the debentures.

Issuer	Province of Manitoba

Securities Offered	U.S.$ aggregate principal amount of % Global Debentures Series due .

Maturity Date	, .

Interest Payment Dates	We will pay you interest in two equal semiannual installments on and of each year, commencing on , 2013.

Interest Rate	% per year. Whenever it is necessary to compute any amount of interest in respect of the debentures other than with respect to regular semiannual payments, we will calculate such interest on the basis of a 360-day year consisting of twelve 30-day months.

Redemption	We may not redeem the debentures prior to maturity and the debentures are not entitled to the benefit of any sinking fund.

Markets	We are offering to sell the debentures in North America, Europe and Asia in places where sales are permitted. See “Underwriting”.

Listing and Admission to Trading	We have undertaken to the underwriters to use all reasonable efforts to have the debentures admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the debentures is not conditional on obtaining the listing.

Form and Settlement	We will issue the debentures in the form of one or more fully registered global debentures registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the debentures will be represented through book-entry accounts of financial institutions (including CDS Clearing and Depository Services Inc. (“CDS”), Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme). Debentures will only be sold in denominations of U.S.$1,000 and integral multiples thereof. See “Description of Securities — Global Securities” in the accompanying prospectus.

Withholding Tax	Principal of and interest on the debentures are payable by us without withholding or deduction for Canadian withholding taxes to the extent permitted under applicable law, as set forth in this prospectus supplement. If the Province shall be required to withhold taxes or duties from any payments due under the debentures then, subject to customary exceptions, the Province will pay such additional amounts as may be necessary in order that every net payment of the principal of and interest on the debentures to any such holder will be not less than the amount provided for in the debentures.

Status of the debentures	The debentures constitute direct, general and unconditional, unsecured and unsubordinated, external indebtedness of the Province of Manitoba backed by the full faith of the Province of Manitoba. The debentures will be equal in right of payment among themselves with all of the Province’s present and future unsecured and unsubordinated external indebtedness.

Events of Default	In the event that (a) the Province shall default in the payment of any principal of, or interest on, any indebtedness for borrowed money as and when the same shall be due and payable, and such default shall continue for a period of fifteen (15) days, or (b) default shall be made in the due performance or observance by the Province of any covenant or agreement contained in the debentures or in the order of the Lieutenant Governor in Council of the Province pursuant to which the debentures were issued, and such default shall continue for a period of sixty (60) days, then at any time thereafter and during the continuance of such default, the registered owner of any debentures (or its proxy) may deliver or cause to be delivered to the Minister of Finance of the Province at his office in the City of Winnipeg, Province of Manitoba, Canada, a written notice that such owner elects to declare all or a portion of the principal amount of the debentures held by him to be due and payable, and on the thirtieth (30th) day after such notice shall be so delivered to the Minister of Finance, the principal amount of the debentures referred to in such notice plus accrued interest thereon shall become due and payable at the place for payment herein specified, unless prior to that time all such defaults theretofore existing shall have been cured.

Negative Pledge	The terms of the debentures will not contain a negative pledge.

Prescription	Under current Manitoba law, any payment of principal or interest on the debentures will become void unless closed within a period of six years from the date on which such principal or interest was due and payable.

Enforceability	The Province is a foreign government entity and your ability to sue the Province may be limited. The Province has not agreed to waive any immunity from jurisdiction, and it has not appointed an agent in the United States upon which process may be served for any purpose. If you obtain a judgment or order against the Province in a court outside Manitoba, you may not be able to enforce the judgment or order against the Province in Manitoba or elsewhere unless the Province agrees to waive its immunity. However, you may sue and obtain a judgment against the Province in the courts of Manitoba based on the debentures, and you are not required to obtain the consent of any public official or authority in order to do so. The Province does not have immunity in the courts of Manitoba from lawsuits based on the debentures whether or not the person who brings the lawsuit is a resident of Manitoba or a citizen of Canada. You are not required to serve written notice upon the Province before you sue.

If you obtain a judgment or order against the Province in the courts of Manitoba, you may not be able to enforce it by execution. However, under current law, your judgment or order must be paid by the Minister of Finance out of the Consolidated Fund together with any interest that may have accrued by law, unless the Province obtains a suspension of payment by court order pending an appeal or otherwise.

Governing Law	Manitoba law and Canadian law applicable in Manitoba.

CUSIP

Common Code

ISIN Code

RECENT DEVELOPMENTS

Recent Economic Developments

The following table shows the changes in the main economic indicators for Canada and Manitoba for 2012 through the latest month reported over the comparable period in 2011.

	Latest Month Reported	Percentage Changes for 2012 Through Latest Month Reported over Comparable Period in 2011
		Canada	Manitoba
Foreign exports	June	7.8	8.5
Retail trade	June	4.0	2.7
Housing starts	June	18.3	38.0
Value of manufacturing sales	June	5.8	2.2
Value of building permits	June	9.4	24.2
Employment	July	1.0	0.7
Consumer Price Index	July	1.9	1.6

	Latest Month Reported	Percentage of Labor Force
		Canada	Manitoba
Unemployment rate	July	7.34	5.4

USE OF PROCEEDS

The net proceeds of the sale of the debentures will be approximately U.S.$             after deduction of underwriting discounts and commissions and certain expenses payable by the Province estimated at U.S.$            . The Province will use the proceeds for advances to Manitoba Hydro and/or for general government programs.

DESCRIPTION OF THE DEBENTURES

This prospectus supplement describes the terms of the debentures in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

The debentures will be issued subject to a fiscal agency agreement, to be dated as of September     , 2012, among the Province, Citibank, N.A., as fiscal agent, transfer agent, registrar and principal paying agent, and Citibank, N.A., London Branch, as additional paying agent and transfer agent. Holders of debentures will be bound by, and deemed to have notice of, the provisions contained in the fiscal agency agreement. A copy of the fiscal agency agreement may be obtained from the office of the London paying agent, Citibank, N.A., 21st  Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB.

Payment Terms

The debentures will:

•	be issued in an aggregate principal amount of U.S.$ ;

•	mature at par on , 20 ;

•	bear interest at % per year, accruing from September , 2012;

•

pay interest in U.S. dollars on              and              of each year, commencing on             , 2013, in immediately available funds. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any payment date is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, the Province will make the payment on the next banking day at such place and no interest on the debentures will accrue as a result of the delay in payment;

•	pay interest to persons in whose names the debentures are registered at the close of business on or , as the case may be, next preceding each interest payment date; and

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund.

Yield

The yield,         %, is calculated as the semiannual expected return based on the cash flows of the debentures assuming one continuous re-investment rate for periodic coupon payments. The yield is calculated at the issue date on the basis of the initial public offering price. It is not an indication of future yield.

Paying Agents and Transfer Agents

Until the debentures are paid, the Province will maintain a paying agent in The City of New York. The Province has initially appointed Citibank, N.A. to serve as its principal paying agent. In addition, the Province will maintain a paying agent and a transfer agent in London if and for so long as any of the debentures are listed on the London Stock Exchange and if the rules of the Exchange or the Financial Services Authority require. The Province has initially appointed Citibank, N.A., London Branch, as additional paying agent and transfer agent in London. The Province will also ensure that it maintains a paying agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive. Debentures represented by definitive securities may be surrendered at the office of the London paying agent, if any, for payment of principal at maturity or on the date fixed for redemption.

Payment of Additional Amounts

The principal of and interest on the debentures will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without deduction for or on account of any present taxes or duties of whatsoever nature, imposed or levied by or within Canada, or any province, political subdivision or taxing authority therein or thereof. If the Province shall be required to withhold any taxes or duties from any payments due under the debentures, the Province will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment of the principal of and interest on the debentures to any such holder will be not less than the amount provided for in the debentures. The Province shall not, however, be obliged to pay such Additional Amounts on account of any such taxes or duties to which any holder is subject otherwise than by reason of his ownership of debentures or the receipt of income therefrom or which become payable as a result of any debenture being presented for payment on a date more than 30 days after the date on which the same becomes due and payable, or the date on which payment thereof is duly provided for, whichever is later. In addition, the Province also shall not be obliged to pay Additional Amounts where such withholding or deduction is imposed on a payment to an individual and as required to be made pursuant to European Union Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive or presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debenture to another paying agent in a Member State of the European Union.

Events of Default

In the event that (a) the Province shall default in the payment of any principal of, or interest on, any indebtedness for borrowed money as and when the same shall be due and payable, and such default shall continue for a period of fifteen (15) days, or (b) default shall be made in the due performance or observance by the Province of any covenant or agreement contained in the debentures or in the order of the Lieutenant Governor in Council of the Province pursuant to which the debentures were issued, and such default shall continue for a period of sixty (60) days, then at any time thereafter and during the continuance of such default, the registered owner of any debentures (or its proxy) may deliver or cause to be delivered to the Minister of Finance of the Province at his office in the City of Winnipeg, Province of Manitoba, Canada, a written notice that such owner elects to declare all or a portion of the principal amount of the debentures held by him to be due and payable, and on the thirtieth (30th) day after such notice shall be so delivered to the Minister of Finance, the principal amount of the debentures referred to in such notice plus accrued interest thereon shall become due and payable at the place for payment herein specified, unless prior to that time all such defaults theretofore existing shall have been cured.

Modification

The fiscal agency agreement and the debentures may be amended or supplemented by the parties to the fiscal agency agreement, without the consent of the holders of any debentures, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debentures, or effecting the issue of further debentures as described in the accompanying prospectus, or in any other manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province, shall not adversely affect the interest of the holders of the debentures as set forth in a certificate of the Minister of Finance or the Deputy Minister of Finance or the Assistant Deputy Minister of Finance — Treasury Division or the Director of Capital Markets delivered to the fiscal agent.

The fiscal agency agreement contains provisions for convening a meeting of holders of debentures for any lawful purpose affecting their interests, including (without limitation) to modify or amend by Extraordinary Resolution (as defined below) the fiscal agency agreement and the debentures (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by the Province. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of debentures, whether present or not, and an Extraordinary Resolution in the form of an instrument in writing signed by the holders of the debentures in accordance with the definition below shall be binding on all holders of debentures; provided, however, that no such modification or amendment of the fiscal agency agreement or to the terms and conditions of the debentures may, without the consent of the holder of each such debenture affected thereby: (a) change the stated maturity or interest payment date(s) of any such debenture; (b) reduce the principal amount of any such debenture or change the interest rate; (c) change the currency of payment of any such debenture; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such debenture; or (e) reduce the percentage of the principal amount of debentures necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the terms and conditions of the debentures, or reduce the quorum required at any meeting of the holders of debentures.

The term “Extraordinary Resolution” will be defined in the fiscal agency agreement as a resolution passed at a meeting of holders of debentures by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of debentures represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding debentures. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing at least a majority in principal amount of the debentures at the time outstanding, or at any adjourned meeting called by the Province or the fiscal agent, two or more persons being or representing holders of debentures whatever the principal amount of the debentures so held or represented.

Governing Law

The debentures will be governed by, and construed in accordance with, the laws of the Province of Manitoba and the laws of Canada applicable therein.

Notices

If and for so long as the debentures are admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange and the rules of the London Stock Exchange or the Financial Services Authority so require, the Province will publish any notices to holders of the debentures in a leading newspaper having general circulation in London, such as the Financial Times. If publication in a leading newspaper in London is not practicable, the Province will give notices in another way consistent with the rules of the London Stock Exchange and the Financial Services Authority.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated August , 2012, the underwriters named below have each agreed to purchase, severally but not jointly, and the Province has agreed to sell to them, the principal amount of debentures set forth below opposite their names.

Underwriter	Principal Amount of Debentures

CIBC World Markets Corp.	U.S.$

HSBC Securities (USA) Inc.

National Bank Financial Inc.

Scotia Capital (USA) Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

BMO Capital Markets Corp.

Casgrain & Company Limited

Total	U.S.$

The underwriters have agreed to purchase all of the debentures if any are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, the other underwriters’ purchase commitments may be increased or the underwriting agreement may be terminated. Either the Province or the underwriters may terminate that commitment if, in the reasonable judgment of the Province or the underwriters, there is a material adverse change in national or international financial, political or economic conditions or currency exchange rates or currency controls.

The underwriters plan to offer part of the debentures directly to the public at the price set forth on the cover page of this prospectus supplement. They also may sell part of the debentures to dealers at the same price less a concession not in excess of         % in respect of the principal amount of the debentures. After the initial offering of the debentures, the underwriters may vary the offering price and other selling terms.

In connection with the issue of the debentures,              (or persons acting on its behalf) may over-allot debentures or effect transactions with a view to supporting the market price of the debentures at a level higher than that which might otherwise prevail. However, there is no assurance that              (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the debentures is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the debentures and 60 days after the date of the allotment of the debentures. Any stabilization action or over allotment must be conducted by              (or persons acting on its behalf) in accordance with all applicable laws and rules.

Although the Province has undertaken to the underwriters in the underwriting agreement to use all reasonable efforts to apply to have the debentures admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange as soon as possible after the day of the issue, these debentures are a new issue with no established trading market. The underwriters have advised the Province that they intend to make a market in these debentures. However, they are not obligated to do so and may discontinue their market-making activities at any time and without notice. Neither the Province nor the underwriters can give any assurances that a trading market for the debentures will develop, or that the liquidity of any such trading market (if one does develop) will be favorable.

Purchasers of the debentures may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

The Province has agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities. The Province has also agreed to pay the underwriters up to U.S.$             as partial reimbursement of their expenses. Save for the underwriting discount, so far as the Province is aware, no person involved in the issue of the debentures has a material interest in the offer.

We expect that the delivery of the debentures will be made to investors on or about September     , 2012, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the debentures prior to September     , 2012 will be required, by virtue of the fact that the debentures initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the debentures who wish to trade the debentures prior to their date of delivery hereunder should consult their advisors.

Each of the underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver, any of the debentures, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the debentures, in or from any jurisdiction except under circumstances that will to the best of its knowledge and belief after reasonable inquiry result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Province except as set forth in the underwriting agreement.

The following EEA, United Kingdom, Italian, French, Dutch and Japanese selling restrictions supplement and amend the selling restrictions in the accompanying prospectus under “Plan of Distribution”.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the debentures which are the subject of the offering contemplated by the underwriting agreement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospective Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural persons or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospective Directive, subject to obtaining the prior consent of              in any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of debentures shall require the Province or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of debentures to the public” in relation to any debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe the debentures, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measures in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue and sale of the debentures in circumstances in which Section 21(1) of the FSMA does not apply to the Province; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the debentures in, from or otherwise involving the United Kingdom.

Italy

The offering of the debentures has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, each underwriter has represented and agreed that it has not offered, sold or delivered, and will not offer, sell or deliver, any debentures in the Republic of Italy in a solicitation to the public, and that sales of debentures in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

Each underwriter has represented and agreed that it will not offer, sell or deliver the debentures or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the debentures in the Republic of Italy except:

(1) to Qualified Investors (investitori qualificati), as defined in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (“Decree No. 58”) and as defined under Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“CONSOB Regulation No. 11971”); or

(2) in other circumstances where an express exemption from compliance with the public offering restrictions applies, as provided under Article 100 of Decree No. 58 or CONSOB Regulation No. 11971.

Any offer, sale or delivery of the debentures or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the debentures in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended (the “Banking Act”), Decree No. 58 and CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and any other applicable laws and regulations;

(b) in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy.

Please note that in accordance with Article 100-bis of the Consolidated Financial Services Act, where no exemption from the rules on public offerings applies under (1) and (2) above, the subsequent distribution of the debentures on the secondary market in the Republic of Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Consolidated Financial Services Act and CONSOB

Regulation No. 11971. Failure to comply with such rules may result in the sale of such debentures being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

France

Each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, debentures to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus or any other offering material relating to the debentures, and that such offers, sales and distributions have been and will be made in France only to (a) providers of investment services relating to portfolio management for the account of third parties, and/or (b) qualified investors (investisseurs qualifiés) other than individuals, all as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier. This prospectus supplement and the accompanying prospectus prepared in connection with the debentures have not been submitted to the clearance procedures of the Autorité des marchés financiers.

The Netherlands

Each of the underwriters has represented and agreed that the debentures will only be offered in The Netherlands to Qualified Investors (as defined in the Prospective Directive as defined under “European Economic Area” above), unless such offer is made in accordance with the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Japan

The debentures have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”). Each of the underwriters has severally represented and agreed that it will not offer or sell any debentures, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and ministerial guidelines of Japan promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Canada

Nova Scotia Rights of Action for Damages or Rescission

Section 138 of the Securities Act (Nova Scotia), as amended (the “Nova Scotia Act”), provides that where an offering memorandum (as defined in the Nova Scotia Act for purposes of this section), together with any amendment thereto, or any record incorporated by reference in or deemed incorporated into an offering memorandum, or any advertising or sales literature (as defined in the Nova Scotia Act), contains an untrue statement of a material fact or omits to state a material fact that is required to be stated or that is necessary in order to make any statement contained herein or therein not misleading in light of the circumstances in which it was made (a “misrepresentation”), a purchaser in Nova Scotia to whom the offering memorandum has been sent or delivered and who purchases a security referred to therein is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and the purchaser has a right of action for damages against the seller (which includes the issuer) and, subject to certain additional defenses, every director of the seller at the date of the offering memorandum and every person who signed the offering memorandum (and the liability is joint and several with respect to the same cause of action), but may elect to exercise a statutory right of rescission against the seller, in which case the purchaser has no right of action for damages against the seller or the other foregoing persons. Such rights of rescission and damages are subject to certain limitations including the following:

(a) in an action for rescission or damages, the defendant will not be liable if the defendant proves that the purchaser purchased the security with knowledge of the misrepresentation;

(b) in an action for damages, the defendant is not liable for all or any portion of the damages that the defendant proves does not represent the depreciation in value of the security resulting from the misrepresentation; and

(c) in no case shall the amount recoverable under the right of action described herein exceed the price at which the securities were offered under the offering memorandum or amendment to the offering memorandum.

In addition, no person or company, other than the issuer, is liable in an action for damages or rescission:

(a) if the person or company proves that the offering memorandum or the amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

(b) if the person or company proves that after delivery of the offering memorandum or the amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any misrepresentation in the offering memorandum, or amendment to the offering memorandum, the person or company withdrew the person’s or company’s consent to the offering memorandum, or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it;

(c) if the person or company proves that with respect to any part of the offering memorandum or the amendment to the offering memorandum purporting to be made on the authority of an expert, or to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that

(i) there had been a misrepresentation; or

(ii) the relevant part of the offering memorandum or any amendment to the offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert; or

(d) with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting:

(i) to be made on the authority of an expert; or

(ii) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no misrepresentation, or believed that there had been a misrepresentation.

If a misrepresentation is contained in a record incorporated by reference in, or deemed incorporated into, the offering memorandum or amendment to the offering memorandum, the misrepresentation is deemed to be contained in the offering memorandum or amendment to the offering memorandum.

No action shall be commenced to enforce the foregoing rights unless an action is commenced to enforce those rights not later than 120 days after the date on which payment was made for the security or after the date on which the initial payment for the security was made where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment.

The right of action for rescission or damages conferred by section 138 of the Nova Scotia Act is in addition to and without derogation from any right the purchaser may have at law.

SOURCES OF INFORMATION

All financial information regarding the Province is obtained from the Public Accounts for the Province of Manitoba or prepared by the Department of Finance. It is included on the authority of the Minister of Finance.

GENERAL INFORMATION

Listing

The Province has undertaken to the underwriters to use all reasonable efforts to have the debentures admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange in accordance with its rules as soon as possible after the closing of the issue.

Authorization

The creation and issue of the debentures have been authorized pursuant to Order in Council No.             , dated             , 2012, pursuant to The Financial Administration Act (Manitoba).

Litigation

The Province is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the debentures, except for litigation or proceedings described in this prospectus supplement and the accompanying prospectus. The Province is not aware of any such litigation or arbitration proceedings pending or threatened.

Clearing

DTC, CDS, Euroclear and Clearstream, Luxembourg have accepted the debentures for clearance through their clearance systems. The address of DTC is 55 Water Street, New York, New York 10041-0099, United States of America and the address of CDS is 85 Richmond Street West, Toronto, Ontario, Canada M5H 2C9. The address of Euroclear is 3 Boulevard du Roi Albert II, B.1210, Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue J.F. Kennedy, L-1855 Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code

Legal Opinions

An opinion as to the validity of the debentures will be provided, on behalf of the Province, by one of the following: the Minister of Justice and Attorney General, the Deputy or Assistant Deputy Attorney General, the Director or Assistant Director of Civil Legal Services of the Department of Justice of the Province, or a Crown Counsel of the Department of Justice of the Province.

An opinion as to the validity of the debentures will also be provided by counsel to the underwriters, Thompson Dorfman Sweatman LLP, 2200-201 Portage Avenue, Winnipeg, Manitoba, Canada R3B 3L3, and Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States of America. Sullivan & Cromwell LLP will rely as to matters of Canadian and Manitoba law on the opinions of Thompson Dorfman Sweatman LLP and whoever of the persons listed above provides an opinion on behalf of the Province.

Thompson Dorfman Sweatman LLP and whoever of the persons listed above provides an opinion on behalf of the Province will rely as to matters of United States law on the opinion of Sullivan & Cromwell LLP.

No Material Changes

Except as disclosed in the accompanying prospectus and in this prospectus supplement, there has been no material adverse change in the financial condition of the Province which is material in the context of the issue of the debentures since March 31, 2011.

Prospectus

Province of Manitoba

(Canada)

US$3,000,000,000

Debt Securities

Warrants

The Province will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 10, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the Province of Manitoba (the “Province”) filed with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf process, the Province may, from time to time, sell any combination of debt securities (the “Securities”) and warrants (the “Warrants”) described in this prospectus in one or more offerings up to a total dollar amount of US$3,000,000,000. This prospectus provides you with a general description of the Securities and Warrants the Province may offer. Each time the Province sells Securities or Warrants under this shelf process, the Province will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information”.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about the Province’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Province undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. The Province cautions you that actual results could differ materially from those suggested in any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

The Province files annual reports, amendments to annual reports and other information with the SEC. These reports and amendments include certain financial, statistical and other information about the Province, and may be accompanied by exhibits. You may read and copy any document the Province files with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically with the SEC.

The SEC allows the Province to “incorporate by reference” the information the Province files with them, which means that the Province can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. The Province incorporates by reference the documents listed below:

•	the Province’s Annual Report on Form 18-K for the year ended March 31, 2011; and

•	all amendments to the Province’s Annual Report on Form 18-K for the year ended March 31, 2011 filed prior to the date of this prospectus.

The Province also incorporates by reference all future annual reports and amendments to annual reports, and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934 until it sells all of the Securities and Warrants. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling the Province at the following address:

Province of Manitoba

Department of Finance

Treasury Division

350-363 Broadway

Winnipeg, Manitoba

Canada R3C 3N9

(204) 945-1180

You can also visit our web site at http://www.gov.mb.ca. Information on our web site or links to our web site do not constitute part of this prospectus.

You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. The Province has not authorized anyone to provide you with different or additional information. The Province is not making an offer of these Securities or Warrants in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

USE OF PROCEEDS

The Province will use the net proceeds from the sale of the Securities and Warrants to:

•	Make payments authorized or required to be made out of the Consolidated Fund of the Province for General Government Programs; and

•

Make loans and advances to various Crown corporations, agencies, boards and commissions, including The Manitoba Hydro-Electric Board (“Manitoba Hydro”), principally for refinancing maturing debt or for capital expenditures in connection with its capital construction programs.

DESCRIPTION OF SECURITIES

The Province may issue Securities in distinct series at various times. This section summarizes the terms of the Securities that are common to all series. The financial terms and other specific terms of your series are described in the prospectus supplement that is attached to this prospectus. If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

General

The Securities, when issued, will be direct and unconditional obligations of the Province. The Securities are not secured by any of the Province’s property or assets. The Securities are not subordinated to any of the Province’s other general obligations and therefore rank equally with all of the Province’s other unsecured and unsubordinated indebtedness. If, after the issuance of any Securities, the Province secures any present or future debenture, bond or note by any lien, pledge or other charge upon any of its present or future assets or revenue, those Securities will automatically be secured, equally and ratably by such lien, pledge or charge, with such other debenture, bond or note.

Information Specified in the Prospectus Supplement. The prospectus supplement that relates to your Securities will specify the following terms:

•	the price of the Securities;

•	the title of the Securities;

•	the stated maturity date of the Securities on which the Province must repay principal;

•	the interest rate which the Securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the date from which interest will accrue, the dates on which the Province must pay interest and the record dates for payment of interest;

•	where and how the Province will pay principal and interest;

•	whether and in what circumstances the Securities may be redeemed before maturity;

•	whether any amount payable in respect of the Securities will be determined based on an index or formula, and how any such amount will be determined;

•

any foreign currency in which the Province may pay the Securities and the manner in which the principal amount would be translated in U.S. dollars, if necessary, such as to determine the principal amount outstanding when voting with other series of Securities;

•	any alternate currency in which the Province may pay the Securities (whether at its option or yours), and the timing and terms for payment;

•	whether any part or all of the Securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) securities; and

•	any other terms of the Securities.

If applicable, the prospectus supplement may also describe any special United States or Canadian federal income tax issues.

The Province or affiliates of the Province may also sell certain outstanding securities issued by the Province and held by them. The prospectus supplement will state whether the Securities sold under this prospectus include any such outstanding securities.

Ranking

The Securities will:

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of the Province backed by the full faith and credit of the Province; and

•	be equal in right of payment among themselves with all of the Province’s present and future unsecured and unsubordinated external indebtedness.

Form, Exchange, Registration and Transfer

The Securities will:

•	be issued in denominations of US$1,000 and greater multiples or as described in the prospectus supplement;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company (“DTC”) and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for CDS Clearing and Depository Services Inc. (“CDS”), Euroclear and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”); and

•	be available in definitive form only under certain limited circumstances, as described in this prospectus.

You may exchange your Securities for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer your Securities at the office of Citibank, N.A., which acts as Paying Agent. You will not be required to pay a service charge to transfer or exchange Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made after the Paying Agent is satisfied with your evidence of title.

Global Securities

The Securities you purchase will be represented by one or more global securities. The aggregate principal amount of any global security equals the sum of the principal amount of all the Securities it represents. The global security will be registered in the name of DTC, as depository, or its nominee, and will be deposited with the depository, its nominee or a custodian.

Except as otherwise specified in the prospectus supplement, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Canada, through CDS, which in turn will hold its interests through DTC;

•	in Europe, through Clearstream, Luxembourg or Euroclear, which in turn will hold their interests through DTC; or

•	indirectly, through organizations that participate in any of these systems.

CDS will hold its participants’ beneficial interests in the global security in its customers’ securities accounts directly through its account at DTC. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the Securities will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

The global security will contain a legend that describes the restrictions on exchanges and transfers that may affect you. Some of these restrictions are described below.

Limitation on Your Ability to Obtain Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depository or its nominee. Similarly, the global security will not be exchanged for Securities that are registered in the name of any person other than the depository or its nominee. An exception to these restrictions would be made only if:

•	the depository notifies the Province that it is unwilling, unable or no longer qualified to continue to act as the depository;

•	at any time the Province decides it no longer wishes to have all or part of the Securities represented by a global security; or

•	a default occurs that entitles the holders of the Securities to accelerate the maturity date and such default has not been cured.

In those circumstances, the depository will determine in whose names to register any certificated (physical) Securities issued in exchange for the global security.

The depository or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	you cannot get Securities registered in your name for so long as they are represented by the global security;

•	you cannot receive certificated (physical) Securities in your name in exchange for your beneficial interest in the global security;

•	you will not be considered to be the owner or holder of the global security or any Securities represented by the global security for any purpose; and

•	you cannot assert any right of a holder of the Securities unless you are authorized by the depository and the participant through which you hold your beneficial interest.

All payments on the global security will be made to the depository or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depository or a nominee of the depository, such as securities brokers and dealers, are called participants. Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depository keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depository receives payment of principal or interest on the global security, the depository is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depository and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depository and its participants may change these policies and procedures from time to time. The Province has no responsibility or liability for the records of owners of beneficial interests in the global security, or for payments made or not made to owners of beneficial interests in the global security. Also, the Province is not responsible for maintaining, supervising, or reviewing those records or payments. The Province has no responsibility or liability for any aspect of the relationship between the depository and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Payments of Principal and Interest

The Province will make payments of principal of and interest on the Securities of any series represented by global securities by wire transfer to DTC or to its nominee as the registered owner, which will receive the funds for distribution to the holders. The Province expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither the Province nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the Securities of any series are represented by definitive securities, the Province will make its interest and principal payments to you by wire transfer or, at its option, by check.

If the Province does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your Securities through DTC, the check will be mailed to DTC, as the registered owner.

The following provisions will apply to Securities of any series denominated in a currency other than U.S. dollars (which we refer to as the applicable currency), except as otherwise specified in the prospectus supplement:

•

Any holder shall receive payments of principal and interest in respect of the Securities in U.S. dollars, unless that holder elects to receive payments in the applicable currency in accordance with the procedures set out below. To the extent that holders shall not have made such an election in respect of any payment of principal or interest, the aggregate amount designated for all such holders in respect of that payment (the “applicable currency conversion amount”) shall be converted by the paying agent into U.S. dollars and paid by wire transfer of same-day funds to the registered holder of the global certificates for payment through DTC’s settlement system to the relevant DTC participants. All costs of the conversion shall be deducted from those payments. Any such conversion will be based on the bid quotation of the paying agent, at or prior to 11:00 a.m., New York City time, on the second conversion business day preceding the relevant payment date, for the purchase by the paying agent of the applicable currency conversion amount with U.S. dollars for settlement on that payment date. Conversion business day means a day which is a New York business day and a business day in the other cities specified in the prospectus supplement. If such a bid quotation is not available, the paying agent will obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent. If no bid quotation from a leading foreign exchange bank is available, payment of the applicable currency conversion amount will be made in the applicable currency to the accounts specified by DTC to the paying agent. Until those accounts are so specified, the funds still held by the paying agent will bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest those funds.

•

Any holder may elect to receive payment of principal and interest with respect to the Securities in the applicable currency by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) the holder’s election to receive all or a portion of that payment in the applicable currency, and (ii) wire transfer instructions to an account held in the applicable currency. The election in respect of any payment will be made by the holder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with those procedures, be irrevocable. DTC’s notification of such an election, wire transfer instructions and the amount payable in the applicable currency pursuant to this paragraph must be received by the paying agent prior to 5:00 p.m., New York City time, on the sixth New York business day (as defined below) following the relevant record date in the case of interest and prior to 5:00 p.m., New York City time, on the eighth New York business day prior to the payment date for the payment of principal. Any payments under this paragraph shall be made by wire transfer of same-day funds to an account denominated in the applicable currency as designated by DTC.

If any due date for payment of principal or interest is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, the Province will make the payment on the next following banking day at that place. The Province will treat those payments as if they were made on the due date, and no interest on the Securities will accrue as a result of the delay in payment. “New York business day” means any day on which banking institutions in New York City are not obligated and not authorized to close.

For the purposes of the terms and conditions of the Securities of any series, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the payment date provided for herein, without taking account of any such adjustment.

If any money that the Province pays to the fiscal agent for the payment of principal of or interest on the Securities of any series is not claimed at the end of two years after the principal or interest was due and payable, then the fiscal agent will repay the money to the Province on the Province’s written request. After any such repayment, the fiscal agent will not be liable with respect to those payments. However, the Province’s obligations to pay the principal of and interest on the Securities as they become due will not be affected by the repayment.

Subject to applicable law, any payment of principal of or interest on the Securities of any series will become void unless claimed within a period of six years from the date on which such principal or interest was due and payable. If any money that the Province pays to the fiscal agent for the payment of principal of or interest on the Securities of any series is not claimed when such payment becomes void, then the fiscal agent will repay the money to the Province. After any such repayment, neither the fiscal agent nor the Province will be liable with respect to those payments.

Paying Agents

Until the Securities of any series are paid, the Province will maintain a paying agent in The City of New York. The Province has initially appointed Citibank, N.A. to serve as its principal paying agent and transfer agent. In addition, unless otherwise specified, the Province will maintain a paying agent, transfer agent and foreign currency exchange agent in London. The Province has initially appointed Citibank, N.A., London Branch, as additional paying agent, transfer agent and foreign currency exchange agent in London.

Payment of Additional Amounts

The principal of and interest on the Securities will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without deduction for or on account of any present taxes or duties of whatsoever nature, imposed or levied by or within Canada, or any province, political subdivision or taxing authority therein or thereof. If the Province shall be required to withhold any taxes or duties from any payments due under the Securities, the Province will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment of the principal of and interest on the Securities to any such holder will be not less than the amount provided for in the Securities. The Province shall not, however, be obliged to pay such Additional Amounts on account of any such taxes or duties to which any holder is subject otherwise than by reason of his ownership of Securities or the receipt of income therefrom or which become payable as a result of any Securities being presented for payment on a date more than 30 days after the date on which the same becomes due and payable, or the date on which payment thereof is duly provided for, whichever is later.

Further Issues

The Province may, without your consent, issue debt securities having the same terms and conditions as the Securities of any series (or the same except for the payment of interest accruing prior to the issue date or except for the amount payable on the first interest payment date) and consolidate those debt securities to form a single series with the Securities of any series.

Canadian Taxes

Mary McGunigal, Crown Counsel of the Department of Justice of the Province of Manitoba, and Thompson Dorfman Sweatman LLP, Canadian counsel for the underwriters or agents, if any, have provided opinions on the Canadian tax consequences of ownership of the Securities. In their opinions:

•

there are no withholding or other income taxes or capital gains taxes payable under the laws of Canada or of the Province in respect of the Securities or the premium thereon, if any, or the interest thereon by an owner who is not, and is not deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, the Securities in carrying on business in Canada; and

•	no estate taxes or succession duties are presently imposed by Canada or the Province.

The Securities will provide that the principal thereof and the interest thereon will be free from all taxes, duties, charges or impositions, now or hereafter imposed by the Government of Manitoba or by any taxing authority in Manitoba under the jurisdiction of the Legislature of the Province, so long as the owner of the Securities is not, and is not deemed to be, a resident of either the Province or of Canada.

Warrants

The Province may issue Warrants for the purchase of Securities, either separately or together with the Securities. The Warrants, if any, will be issued under Warrant Agreements between the Province and a bank or trust company, as Warrant Agent. The terms of any such agreement will be described in the prospectus supplement that relates to your particular Warrants. The prospectus supplement that relates to your particular Warrants will describe the following terms:

•

the terms listed under the heading “Description Of Securities — General — Information Specified in the Prospectus Supplement”, as they relate to the particular Securities you have the right to purchase if you exercise your Warrants;

•	the amount of Securities each Warrant entitles you to purchase if you exercise your Warrants and the purchase price to you of those Securities;

•	the procedures you must follow and the conditions you must satisfy in order to exercise your Warrants;

•	the dates on which your right to exercise your Warrants begins and expires;

•	whether and when your Warrants and any Securities issued together with your Warrants may be sold or transferred separately; and

•	whether the certificates that represent the Warrants will be issued in registered or bearer form and, if issued in registered form, where the Warrants can be transferred and registered.

The prospectus supplement that relates to your particular Warrants will also describe the material United States federal income tax consequences relating to an investment in the Warrants.

Enforceability and Governing Law

The Province is a foreign government entity and your ability to sue the Province may be limited. The Province has not agreed to waive any immunity from jurisdiction, and it has not appointed an agent in the United States upon which process may be served for any purpose. If you obtain a judgment or order against the Province in a court outside Manitoba, you may not be able to enforce the judgment or order against the Province in Manitoba or elsewhere unless the Province agrees to waive its immunity. However, you may sue and obtain a judgment against the Province in the courts of Manitoba based on the Securities, and you are not required to obtain the consent of any public official or authority in order to do so. The Province does not have immunity in the courts of Manitoba from lawsuits based on the Securities whether or not the person who brings the lawsuit is a resident of Manitoba or a resident of Canada. You are not required to serve written notice upon the Province before you sue.

If you obtain a judgment or order against the Province in the courts of Manitoba, you may not be able to enforce it by execution. However, under current law, your judgment or order must be paid by the Minister of Finance out of the Consolidated Fund together with any interest that may have accrued by law, unless the Province obtains a suspension of payment by court order pending an appeal or otherwise.

The Securities of any series are governed by the laws of the Province of Manitoba and the laws of Canada applicable therein. Transfers and pledges of Securities executed between DTC participants and between DTC and DTC participants will be governed by the laws of the State of New York.

The prospectus supplement that relates to your Securities or Warrants may update or supersede any of the information in this section or any other section of this prospectus.

CLEARANCE AND SETTLEMENT

The Province has obtained the information in this section from sources it believes to be reliable, including from DTC, CDS, Euroclear and Clearstream, Luxembourg, and the Province takes responsibility for the accurate reproduction of this information. However, the Province takes no responsibility for the accuracy of the information itself. DTC, CDS, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Province nor the Paying Agent will be responsible for DTC’s, CDS’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will the Province or the Paying Agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

The Clearing Systems

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include certain of the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and The NASD, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

CDS

CDS Clearing and Depository Services Inc. (“CDS”) is Canada’s national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depository.

CDS is wholly-owned by The Canadian Depositary for Securities Limited, a private corporation owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal exchanges and also clears a substantial volume of “over-the-counter” trading in equities and bonds.

Euroclear

Euroclear was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions of interest and principal with respect to Securities held beneficially through Euroclear will be credited to cash accounts of Euroclear Participants in accordance with its rules and procedures, to the extent received by its depository in the United States.

Clearstream, Luxembourg

Clearstream Banking (“CB”), société anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg (“Clearstream, Luxembourg”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant, either directly or indirectly.

Distributions of interest and principal with respect to Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depository for Clearstream, Luxembourg.

Initial Settlement

If you plan to hold your interests in the Securities of any series through DTC, you will follow the settlement practices applicable to global security issues. If you plan to hold your interests in the Securities of any series through CDS, you will follow the settlement procedures in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. If you plan to hold your interests in the Securities of any series through Euroclear or Clearstream, Luxembourg, you will follow the settlement procedures applicable to conventional Eurobonds in registered form. If you are an investor on the settlement date, you will pay for Securities with value on the settlement date and the entity through which you hold your interests in Securities will credit your securities custody account.

Secondary Market Trading

The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date (i.e., the date specified by the purchaser and seller on which the price of the securities is fixed).

Trading between DTC purchasers and sellers

DTC Participants will transfer interests in Securities among themselves in the ordinary way according to the rules and operating procedures of DTC governing global security issues.

Trading between CDS Participants

CDS Participants will transfer interests in Securities among themselves in the ordinary way in accordance with market conventions applicable to transactions in book based Canadian domestic bonds.

Trading between Euroclear and/or Clearstream, Luxembourg participants

Euroclear and Clearstream, Luxembourg Participants will transfer interests in Securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Transfers between DTC and CDS, Euroclear or Clearstream, Luxembourg

Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through CDS, Euroclear or Clearstream, Luxembourg Participants, on the other, will be effected in DTC in accordance with DTC rules. However, these cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, then deliver instructions to DTC directly or through its depository to take action to effect final settlement on its behalf by delivering or receiving Securities in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. CDS, Euroclear and Clearstream, Luxembourg Participants may not deliver instructions directly to DTC or the respective depositories of Euroclear or Clearstream, Luxembourg.

Due to time zone differences, credits of Securities received in Euroclear and Clearstream, Luxembourg as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits, or any transactions in those Securities settled during that processing, will be reported to the relevant Euroclear or Clearstream, Luxembourg Participant on that following business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of Securities by or through a Euroclear or Clearstream, Luxembourg Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Transfers between Euroclear, Clearstream, Luxembourg and CDS

Cross-market transfers between Euroclear, Clearstream, Luxembourg and CDS Participants will be effected in DTC.

When Securities are to be transferred from the account of a CDS Participant to the account of a Euroclear or Clearstream, Luxembourg Participant, the CDS Participant will transmit instructions to CDS on the settlement date. The Euroclear or Clearstream, Luxembourg Participant will transmit instructions to Euroclear or Clearstream, Luxembourg at least one business day before the settlement date. One business day before the settlement date, Clearstream, Luxembourg, and on the settlement date Euroclear, will transmit trade instructions to its respective U.S. depository. The beneficial interest in the Securities of any series and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. depositories for Euroclear and Clearstream, Luxembourg.

Although DTC, CDS, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time.

INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE

The following considerations will apply to the Securities of any series denominated in a currency other than U.S. dollars:

Initial purchasers will be required to pay for the Securities in the applicable currency specified in the prospectus supplement. Each underwriter may, under certain terms and conditions, arrange for the conversion of U.S. dollars into the applicable currency to enable U.S. purchasers to pay for the Securities in the applicable currency. Any conversion will be made by the underwriter on such terms and subject to such conditions, limitations and charges as the underwriter may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by the purchaser of Securities.

An investment in Securities, which are denominated in, a currency other than the currency of the country in which the purchaser is a resident or conducts its business or activities (the “home currency”) entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Those risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the applicable currency and the possibility of the imposition or modification of foreign exchange controls with respect to the applicable currency. These risks generally depend on economic and political events over which the Province has no control. In recent years, rates of exchange for some currencies have been highly volatile and that volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in that rate that may occur during the term of the Securities. Depreciation of the applicable currency against the relevant home currency could result in a decrease in the effective yield of the Securities of any series below the coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the Securities of any series.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the Securities we are offering. It is the opinion of Sullivan & Cromwell LLP, counsel to the underwriters. It applies to you only if you acquire Securities in the offering and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with Securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Please consult your own tax advisor concerning the consequences of owning these Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount Security that is not qualified stated interest, each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your Security, which shall include any amounts withheld from the interest payments on your Security and any Additional Amounts, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest and any Additional Amounts paid by the Province on the Securities and original issue discount, if any, accrued with respect to the Securities (as described below under “— Original Issue Discount”) is income from sources outside the United States and is subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest, original issue discount and Additional Amounts will generally be “passive” or “general” income.

Cash Basis Taxpayers

If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers

If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General

If you own a Security, other than a short-term Security with a term of one year or less, it will be treated as a discount Security issued at an original issue discount if the amount by which the Security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a Security’s issue price will be the first price at which a substantial amount of Securities included in the issue of which the Security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A Security’s stated redemption price at maturity is the total of all payments provided by the Security that are not payments of qualified stated interest. Generally, an interest payment on a Security is qualified stated interest if it is one of a series of stated interest payments on a Security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the Security. There are special rules for variable rate Securities that will be discussed in the applicable prospectus supplement.

In general, your Security is not a discount Security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your Security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your Security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the Security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your Security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the Security.

Generally, if your discount Security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your Security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount Security for each day during the taxable year or portion of the taxable year that you hold your discount Security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount Security and you may vary the length of each accrual period over the term of your discount Security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount Security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount Security’s adjusted issue price at the beginning of the accrual period by your Security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your Security allocable to the accrual period.

You must determine the discount Security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount Security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount Security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount Security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount Security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your Security, other than any payment of qualified stated interest, and

•	your Security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium

If you purchase your Security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your Security after the purchase date but is greater than the amount of your Security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the Security immediately after purchase over the adjusted issue price of the Security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the Security after the purchase date over the Security’s adjusted issue price.

Pre-Issuance Accrued Interest

An election may be made to decrease the issue price of your Security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your Security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your Security is to be made within one year of your Security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Security.

Securities Subject to Contingencies Including Optional Redemption

Your Security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your Security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your Security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your Security is subject to contingencies, and either you or the Province has an unconditional option or options that, if exercised, would require payments to be made on the Security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that the Province may exercise, it will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your Security and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your Security.

If both you and the Province hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your Security for the purposes of those calculations by using any date on which your Security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your Security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your Security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your Security by treating your Security as having been retired and reissued on the date of the change in circumstances for an amount equal to your Security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount

You may elect to include in gross income all interest that accrues on your Security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your Security, then, when you apply the constant-yield method:

•	the issue price of your Security will equal your cost,

•	the issue date of your Security will be the date you acquired it, and

•	no payments on your Security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the Security for which you make it. However, if the Security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount Security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a Security or the deemed elections with respect to amortizable bond premium or market discount Securities without the consent of the Internal Revenue Service.

Short-Term Securities

In general, if you are an individual or other cash basis United States holder of a short-term Security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term Securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term Security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term Securities, you will be required to defer deductions for interest on borrowings allocable to your short-term Securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term Security, including stated interest, in your short-term Security’s stated redemption price at maturity.

Foreign Currency Discount Securities

If your discount Security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount Security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your Security.

Market Discount

You will be treated as if you purchased your Security, other than a short-term Security, at a market discount, and your Security will be a market discount Security if:

•	you purchase your Security for less than its issue price as determined above under “Original Issue Discount — General” and

•

the difference between the Security’s stated redemption price at maturity or, in the case of a discount Security, the Security’s revised issue price, and the price you paid for your Security is equal to or greater than  1/4 of 1 percent of your Security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Security’s maturity. To determine the revised issue price of your Security for these purposes, you generally add any OID that has accrued on your Security to its issue price.

If your Security’s stated redemption price at maturity or, in the case of a discount Security, its revised issue price, exceeds the price you paid for the Security by less than  1/4 of 1 percent multiplied by the number of complete years to the Security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount Security as ordinary income to the extent of the accrued market discount on your Security. Alternatively, you may elect to include market discount in income currently over the life of your Security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount Security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your Security in an amount not exceeding the accrued market discount on your Security until the maturity or disposition of your Security.

You will accrue market discount on your market discount Security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the Security with respect to which it is made and you may not revoke it.

Securities Purchased at a Premium

If you purchase your Security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Security by the amount of amortizable bond premium allocable to that year, based on your Security’s yield to maturity. If your Security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Securities

Your tax basis in your Security will generally be the U.S. dollar cost, as defined below, of your Security, adjusted by:

•	adding any OID or market discount previously included in income with respect to your Security, and then

•	subtracting any payments on your Security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your Security.

If you purchase your Security with foreign currency, the U.S. dollar cost of your Security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your Security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your Security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your Security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Security. If your Security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the Security is disposed of or retired, except that in the case of a Security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your Security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Securities” or “— Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at preferential rates, where property is held for greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a Security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your Security or on the sale or retirement of your Security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase Securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of the Securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Variable Rate and Indexed Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to Securities the payments on which are determined by reference to any variable rate and Securities the payment on which are determine by reference to any index, and other notes that are subject to the rules governing contingent payment obligations.

UNITED STATES ALIEN HOLDERS

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a Security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Security, interest on a Security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

1.	have an office or other fixed place of business in the United States to which the interest is attributable and

2.	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Securities

If you are a United States alien holder of a Security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the Securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen or a resident of the United States at the time of death.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the Securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the Securities in connection with a U.S. trade or business) that recognizes a loss with respect to the Securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the Province or another non-United States payor and

•

other payments of principal and interest and the payment of the proceeds from the sale of a Security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

1.	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

a.	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

b.	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

2.	you otherwise establish an exemption.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

1.	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2.	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

GENERAL INFORMATION

European Union Savings Directive

Pursuant to EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will instead be required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of that transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland) with effect from the same date.

DEBT RECORD

The Province has always paid the full face amount of the principal of and premium if any and interest on:

•	every direct obligation issued by it; and

•	every indirect obligation which it has been required to guarantee,

all promptly when due in the currency in which and the country where payable at the time of payment thereof, subject during wartime to any applicable laws and regulations forbidding trading with the enemy.

AUTHORIZED AGENTS

The authorized agents of the Province in the United States are Mr. John Prato and Ms. Danièle Ayotte, whose address is:

Canadian Consulate General

1251 Avenue of the Americas

New York, New York 10020

LEGAL OPINIONS

An opinion as to the validity of the Securities and Warrants will be provided, on behalf of the Province, by one of the following: the Minister of Justice and Attorney General, the Deputy or Assistant Deputy Attorney General, the Director or Assistant Director of Civil Legal Services of the Department of Justice of the Province, or a Crown Counsel of the Department of Justice of the Province.

An opinion as to the validity of the Securities and Warrants will also be provided, on behalf of the underwriters, if any, by Thompson Dorfman Sweatman LLP, 2200-201 Portage Avenue, Winnipeg, Manitoba R3B 3L3 Canada and Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004. Sullivan & Cromwell LLP will rely as to matters of Canadian and Manitoba law on the opinions of Thompson Dorfman Sweatman LLP and of whoever of the persons listed above provides an opinion on behalf of the Province. Thompson Dorfman Sweatman LLP and whoever of the persons listed above provides an opinion on behalf of the Province will rely as to matters of United States law on the opinion of Sullivan & Cromwell LLP.

PLAN OF DISTRIBUTION

General

The Province may sell the offered Securities and Warrants (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers. The Securities and Warrants may be sold from time to time in distinct series by different means at prices that are negotiated and fixed or that vary based on market prices.

Underwriters, dealers and agents that participate in the distribution of the offered Securities and Warrants may be underwriters as defined in the Securities Act of 1933 (the “Act”), and any discounts or commissions received by them from the Province and any profit on the resale of the offered Securities and Warrants by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in the prospectus supplement.

The Province may agree to indemnify the underwriters, dealers and agents against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

In connection with the offering of the Securities of any series, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities of that series. In particular, the underwriters may:

•	over-allot in connection with the offering (i.e., apportion to dealers more Securities than the underwriters have), creating a short position in the Securities for their own accounts;

•	bid for and purchase Securities in the open market to cover over-allotments or to stabilize the price of the Securities; or

•	if the underwriters repurchase previously distributed Securities, reclaim selling concessions which they gave to dealers when they sold the Securities.

Any of these activities may stabilize or maintain the market price of the Securities of any series above independent market levels. The underwriters are not required to engage in these activities, and if they do, they may discontinue them at any time.

The Securities of each series will be a new issue with no established trading market. The underwriters of those Securities may make a market in the Securities. However, they are not obligated to do so and may discontinue their market-making activities at any time and without notice. Neither the Province nor the underwriters can give any assurances that a trading market for the Securities of any series will develop, or as to the liquidity of any such trading market (if one does develop).

Each of the underwriters will agree that it has not offered, sold or delivered, and it will not offer, sell or deliver, any Securities of any series, directly or indirectly, or distribute this prospectus or any accompanying prospectus supplement or any other offering material relating to Securities of any series, in or from any jurisdiction except under circumstances that will to the best of its knowledge and belief after reasonable inquiry result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Province except as set forth in the underwriting agreement.

Each of the underwriters will agree that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter will agree that it has not offered or sold and will not offer or sell any Securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

In addition, each of the underwriters will represent and agree that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Ordinance; and it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Purchasers of the Securities of any series may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

Delayed Delivery Arrangements

The Province may authorize underwriters or other persons to solicit offers by certain institutions to purchase Securities and Warrants from the Province under “delayed delivery” contracts. Purchasers of Securities and Warrants under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Securities or Warrants on a date or dates stated in the prospectus supplement. Any delayed delivery contracts arranged by the underwriters will be entered into on or prior to the date of delivery to the underwriters of the Securities and Warrants to be purchased by them. Each delayed delivery contract will be for an amount not less than the respective amount stated in the prospectus supplement, and the total principal amount of Securities and Warrants sold under delayed delivery contracts will be no more or less than the respective amounts stated in the prospectus supplement.

The institutions to which Securities and Warrants may be sold under delayed delivery contracts include: commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The Province must approve of every purchaser, and every delayed delivery contract must be authorized by the Province. Delayed delivery contracts will not be subject to any conditions except: (a) the purchase of the Securities or Warrants under the delayed delivery contract by a particular purchaser must be lawful at the time of delivery under the laws of any jurisdiction in the United States to which the purchaser is subject and (b) if the purchase is arranged by the underwriters, the sale of Securities and Warrants to the underwriters under the related underwriting agreement and terms agreement must have been completed.

The underwriters or other persons who arrange delayed delivery contracts will not be responsible for the validity or performance of the contracts. The principal amount of Securities and Warrants each underwriter has agreed to purchase will be reduced by the respective amount of Securities and Warrants to be sold under delayed delivery contracts allocated to the underwriter as provided in the agreement among underwriters that relates to the Securities and Warrants.

PUBLIC OFFICIAL DOCUMENTS

This prospectus, any prospectus supplement and any document incorporated by reference may include information that is identified as taken from publications of the Province or Canada, or of agencies and instrumentalities of the Province or Canada. Whenever information is identified in this manner, it is included or incorporated by reference based on the authority of such publication as a public official document.

The information included or incorporated by reference in this prospectus was supplied by the Minister of Finance of the Province of Manitoba in his official capacity as Minister duly authorized thereto by Order in Council.

PROVINCE OF MANITOBA

By:	Gary Gibson
Assistant Deputy Minister of Finance

PROVINCE OF MANITOBA

Ministry of Finance

Legislative Building

Winnipeg, Manitoba

R3C 0V8 Canada

(Tel: (204) 945-1180)

UNDERWRITERS

CIBC World Markets Corp.	HSBC Securities (USA) Inc.	National Bank Financial Inc.	Scotia Capital (USA) Inc.

300 Madison Avenue 5th Floor New York, New York 10017 United States of America	452 Fifth Avenue 3rd Floor New York, New York 10018 United States of America	65 East 55th Street 31st Floor New York, New York 10022 United States of America	One Liberty Plaza, 25th Floor 165 Broadway New York, New York 10006 United States of America

LEGAL ADVISORS

To Province of Manitoba	To the Underwriters

Mary M. McGunigal	Sullivan & Cromwell LLP	Thompson Dorfman Sweatman LLP
730-405 Broadway	125 Broad Street	2200-201 Portage Avenue
Winnipeg, Manitoba	New York, New York 10004	Winnipeg, Manitoba
R3C 3L6 Canada	United States of America	R3B 3L3 Canada

As to United Kingdom Listing Authority listing requirements

Norton Rose Canada LLP
3 More London Riverside
London SE1 2AQ
United Kingdom

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

United States of America

ADDITIONAL PAYING AND TRANSFER AGENT

Citibank, N.A., London Branch

21st Floor, Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

U.S.$

Province of Manitoba

(Canada)

% Global Debentures Series              due

PROSPECTUS SUPPLEMENT

CIBC

HSBC

National Bank of Canada Financial

Scotiabank

August     , 2012